CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 033-62561 and 333-34846) and Forms S-8 (Nos. 333-195568, 333-192678, 333-175608, 333-171135, 333-166701, 333-150529, 333-140071, 333-135678, 333-129283, 333-82556, 333-35526, 333-24045, 033-62563, 033-63395, 333-204035 and 333-209244) of Microsemi Corporation of our report dated February 28, 2013 (November 12, 2013 and February 26, 2014 as to the effects of previously disclosed restatements) on the financial statements for the year ended December 29, 2012 and the financial statement schedule as of and for the year ended December 29, 2012 of PMC-Sierra, Inc. appearing in the Annual Report on Form 10-K of PMC-Sierra, Inc. for the year ended December 27, 2014.

/s/ DELOITTE LLP

Chartered Professional Accountants

Vancouver, Canada
March 29, 2016